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                                                                    EXHIBIT 11.1

                          ALLIED WASTE INDUSTRIES, INC.
         STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS - PRIMARY
        (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS AND NUMBER OF SHARES)

                                                                         Year Ended December 31,
                                                             -------------------------------------------
                                                                 1994            1995            1996
                                                            ------------    -----------     -----------
Income (loss) before extraordinary loss ................... $    (3,006)    $    12,381     $   (66,015)
Extraordinary loss due to early extinguishment of debt,
       net of benefit .....................................      (3,029)             --         (13,412)
                                                            -----------     -----------     -----------
Net income (loss) ......................................... $    (6,035)    $    12,381     $   (79,427)
Dividends on preferred stock ..............................      (3,773)         (4,070)         (1,073)
Conversion fee on equity securities converted .............          --          (2,151)             --
                                                            -----------     -----------     -----------
Net income (loss) to common shareholders .................. $    (9,808)    $     6,160     $   (80,500)
                                                            ===========     ===========     ===========
Historical weighted average common shares outstanding .....  24,929,088      37,603,356      58,381,631
Common stock equivalents -
   Stock options and warrants .............................          --(*)    1,771,280              --(*)
   Series C preferred .....................................          --(*)      233,533              --
Issuable pursuant to
   earn-out agreements ....................................      99,019         220,014          40,950
                                                            -----------     -----------     -----------
Weighted average common and common equivalent shares ......  25,028,107      39,828,183      58,422,581
                                                            ===========     ===========     ===========
Primary net income (loss) per share:
   Income (loss) before extraordinary loss ................ $     (0.27)    $      0.15     $     (1.15)
   Extraordinary loss .....................................       (0.12)             --           (0.23)
                                                            -----------     -----------     -----------
   Net income (loss) ...................................... $     (0.39)    $      0.15     $     (1.38)
                                                            ===========     ===========     ===========


(*) Assumed conversion of each of these securities, on an individual basis, has an antidilutive effect on earnings (loss) per share.